Exhibit 99.1

i2 Announces $15 Million Equity Investment by Q Investments

Investment part of plan to reduce i2’s net debt position

DALLAS – June 29, 2005 - i2 Technologies, Inc. (OTC: ITWH), a leading provider of demand-driven solutions designed to deliver supply chain agility, today announced that Q Investments, a private investment firm and one of i2’s significant investors, has made a $15 million equity investment in i2.

As a result of the investment, Q Investments acquired an additional 1,923,077 shares of the company’s common stock priced at $7.80 per share, the closing price on June 23 when the investment was approved by the i2 Board of Directors. This investment increased Q Investments’ equity holdings in i2 to approximately 7.6 million shares, representing just over 30 percent ownership of the company on an as converted basis.

Even though i2 had approximately $277 million in cash and equivalents as of March 31, 2005, it had approximately $317 million in debt due at the end of 2006, for a cash-to-debt gap of approximately $40 million. “i2 is committed to achieving financial stability to earn the confidence of our customers and shareholders and this investment is one element of our plan to eliminate this cash-to-debt gap as soon as possible,” said i2 Chief Executive Officer Michael McGrath.

The $15 million investment from Q Investments, combined with the $10 million resulting from the June 27 transaction with Dassault Systèmes, provides $25 million of additional cash for i2.

“Our latest investment in i2 demonstrates our continued confidence in the company’s products, management, industry leadership and market opportunity,” said Michael Diament of Q Investments. “This investment helps i2 improve its net debt position and demonstrates our commitment to i2’s future.”

i2 also announced that Pranav Parikh will no longer serve as a member of the i2 Board of Directors to allow him to focus on new opportunities at Q Investments. Randy Eisenman has been nominated by Q Investments to the Board of Directors to replace Parikh.

Eisenman serves as president and chief executive officer of Handango, Inc. which he founded in 1999 along with a team from Q Investments. Handango, which recently was named to the Inc. 500, is one of the world’s largest providers of mobile downloads. Eisenman also serves as a partner at Q Investments.

“I want to thank Pranav for his substantial involvement and his contributions in the various strategic decisions the company has taken over the past year,” stated McGrath. “We wish him well in his new endeavors.”

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i2 Announces $15 Million Equity Investment by Q Investments

About i2

i2 is a leading provider of demand-driven supply chain solutions designed to enable business agility. i2’s flexible solutions can synchronize demand and supply across an ever-changing global supply network. Nineteen of the AMR Research Top 25 Global Supply Chains belong to companies who are i2 customers. Seven of the Fortune global top 10 are also customers of i2. Founded in 1988 with a commitment to customer success and supply chain innovation, i2 has a history of delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

About Q Investments

Q Investments is a private investment firm based in Fort Worth, Texas. The firm currently manages through its family of funds $2 billion in capital for large institutions and wealthy families. The firm was founded in 1994 and has invested successfully across the whole capital structure including bank debt, bonds and equity with an emphasis on value investing.

i2 Cautionary Language

This press release may contain forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the customer’s ability to implement or integrate i2 solutions successfully and in a timely fashion, receive expected functionality and performance, achieve benefits attributable to i2 solutions, i2’s ability to execute upon its strategic plan, improve upon its financial stability or improve upon its cash-to-debt gap. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 10, 2005 and the Annual Report on Form 10-K filed March 16, 2005. i2 assumes no obligation to update the forward-looking information contained in this news release.

For More Information Contact:

Beth Elkin

i2 Corporate Communications

469-357-4225

Beth_elkin@i2.com

Mark Hillman

i2 Analyst and Investor Relations

617-551-2754

mark_hillman@i2.com